Exhibit 10.1

April 9, 2012

Michael A. Lynch

7000 Cardinal Place

Columbus, Ohio 43017

Subject: Severance Agreement and Release

Dear Mike:

The purpose of this letter (“Agreement”) is to confirm the understanding and agreement by and between Cardinal Health, Inc. and all of its subsidiaries and affiliates (collectively referred to as “Cardinal Health” or “the Company”), and Michael A. Lynch (referred to as “you” or “You”) concerning your severance from Cardinal Health.

Employment Transition and Termination Date

You will cease to be an officer of Cardinal Health, Inc. and any of its affiliates on April 16, 2012. You agree to provide a letter of resignation to this effect. From now through May 4, 2012 (the “Transition Date”), you will continue to actively report to work and assist with the transition of your responsibilities to your successor, reporting to the Chairman and Chief Executive Officer of the Company. Your employment relationship will terminate on a date (the “Termination Date”) of your choice between June 30, 2012 and September 22, 2012. From the Transition Date until the Termination Date, you will continue to be a regular, active employee, working approximately 20 hours per week and reporting to the Chairman and Chief Executive Officer of the Company, and your base bi-weekly rate of pay will be $12,211.54. Prior to the Termination Date, your employment can only be terminated by the Company for Cause as described later in this Agreement. The Termination Date also is intended to be the date of your separation from service for purposes of Section 409A of the Internal Revenue Code. You will be paid any earned but unused Paid Time Off (PTO) as of your Termination Date.

Continuation of Health/Group Life Insurance Benefits

Your disability insurance will end on the Termination Date. On the last day of the pay period that includes the Termination Date, your coverage under Cardinal Health’s medical, dental, vision, and life benefit plans will end. However, you are eligible to continue medical, dental, and vision health benefits under Cardinal Health’s Employee Group Benefit Plan (the “Group Plan”) pursuant to applicable federal COBRA guidelines for up to 18 months following the Termination Date. You have 60 days from the date You receive COBRA information from our COBRA administrator Hewitt to enroll in this coverage. You should expect to receive your first billing statement from HEWITT, pro-rated from the date you lost coverage through the end of the following month, approximately one to two weeks after you enroll. Subsequent premium billings will be sent monthly around the 15th of each month, requesting payment for the following month. You will be required to submit payment to HEWITT by the due date for your benefits to continue. If you have questions regarding your COBRA coverage, you may contact HEWITT directly at 866.866.8525.

MIP Payout

You will be eligible for the fiscal 2012 MIP bonus, which will be paid in mid-September, 2012. Your target will be 90% of your annualized base salary in effect immediately prior to the Transition Date. As in the past and consistent with the program, if the fiscal 2012 overall company performance criterion is satisfied, the MIP will be calculated on the business results and your individual performance. The business results will be the percentage of target allocated to the Company’s Medical segment and your individual performance factor will be 1.0. You will not be eligible for the fiscal 2013 MIP bonus.

Michael A. Lynch

April 9, 2012

Severance Benefits

Following Cardinal Health’s timely receipt of this fully-executed Agreement without revocation or modification, and if you execute an additional release that is substantially similar to the attached Sample Release Agreement to be presented to you within two weeks of your Termination Date, without revocation or modification, Cardinal Health shall provide you with the following (collectively, the “Severance Benefits”), in exchange for your acceptance of all of the terms of this Agreement:

•

Severance Pay. The Company shall pay you severance equal to two times the sum of your current annual base salary and your target annual bonus (a total of $2,413,000) subject to applicable payroll withholdings. This severance pay will be paid in twenty-four equal monthly installments on the first payday of each month beginning October 2012.

•

COBRA Cost-Sharing. If You elect to continue your Group Plan health coverage through COBRA, then for the time that you continue that coverage, Cardinal Health will pay a portion of the cost of COBRA coverage in the same proportion as it shared such costs with You during your employment with Cardinal Health, less any health assessment or tobacco credit You were receiving as an active employee. Your billing statement will be adjusted to reflect the cost sharing rate for that period and this benefit will be taxable as additional income to you.

•

Outplacement Assistance. Cardinal Health will pay for up to twelve months of outplacement services on your behalf with an outplacement firm selected by Cardinal Health, or if you are not employed at the end of that period, Cardinal Health will pay for up to twelve months of additional outplacement services, provided You engage the services of the outplacement firm within six months of your Termination Date and submit the invoices for the services within thirty days after your receipt of an invoice or bill for such service. You may choose the outplacement firm if you desire, but Cardinal Health will not have to pay more than $25,000 of their costs.

•	Employee Assistance Program (“EAP). EAP will be available to you and your immediate family for three months after the Transition Date.

You acknowledge that the Severance Benefits provided in this Agreement are over and above any benefits that you would otherwise be entitled to receive.

401(k) and Deferred Compensation Plans

You are fully vested in any money you have personally contributed to your plan accounts and in any Company matching contributions. Since you have three (3) years of service, you also are fully vested in all Employer contributions. If you have any questions regarding your accounts, please contact the Cardinal Health Financial Plans Service Center at 877-866-4401.

Stock Options and Restricted Share Units

The portions of your outstanding stock options and restricted share units that are scheduled to vest on August 15 and 16, 2012 and on September 15, 2012 will vest on those dates in accordance with their terms as long as you continue as an employee as described above through their vesting dates. All outstanding vested Cardinal Health and CareFusion stock options must be exercised within 90 days after the Termination Date in accordance with their terms. You can exercise Cardinal Health options, if applicable, by visiting www.ubs.com/onesource/cah, or you can call UBS at 866.514.4318. You can exercise CareFusion options, if applicable, by visiting www.ubs.com/onesource/cfn, or you can call UBS at 866.236.5208.

Michael A. Lynch

April 9, 2012

Any unvested stock options, restricted share units and performance share units will be cancelled on the Termination Date in accordance with the terms of the award agreements. All stock option and restricted share unit awards you have received will continue to be governed by the terms of the applicable award agreements. You should review all of your award agreements for the specific terms and deadlines that apply.

Transition Procedure

You agree to: (a) continue to conduct your activities in a professional manner and to cooperate with Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses in all reasonable ways to achieve a smooth transition and resolution to any open items on which You were working; (b) not intentionally injure Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses in any way, including with respect to Company property, customers, or personnel; (c) turn over to me any Company property including proprietary information in your possession including, but not limited to, laptop computers, blackberries or other pda devices, cell phones, memory cards, all credit cards, office or warehouse keys, supplies or equipment, all Company documents, computer files and all copies thereof; and (d) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses and their respective officers, directors, employees, customers, suppliers or others, both prior to and following the Termination Date (it being understood that bona fide competitive activities not in breach or violation of any other provisions of this Agreement or any provisions of the CBP Agreement (as defined below), as amended, or any other agreements between you and Cardinal Health, as amended, shall not be deemed to be a breach or violation of your obligations under this paragraph).

Termination for Cause

If Cardinal Health terminates your employment before the Termination Date for Cause, as defined in this paragraph, You will not be eligible to receive any of the Severance Benefits in this Agreement. For purposes of this Agreement, “Cause” is defined as follows: (a) gross negligence, willful misconduct or any violation of law that has a material adverse affect on the Company, (b) deliberately taking action in an attempt to discredit Cardinal Health or in an attempt to cause the Company a loss of business, reputation or good will, (c) intentionally failing to follow reasonable and lawful instructions from the Chairman and Chief Executive Officer of the Company after being notified in writing of such failure and failing to rectify such failure, (d) committing a felony or misdemeanor that is materially adverse to the Company’s best interest or reputation, or (e) deliberately misappropriating funds or property of the Company.

Payment for American Express Charges

You agree and understand that you are responsible for the payment of all outstanding balances and charges that have been incurred by you on the American Express Corporate Card excluding properly reimbursable and timely submitted business expenses. You represent that You have fully disclosed all charges that have been made to such account and You hereby agree and authorize the company to pay all current charges, plus any additional charges that may be posted to this account, and to deduct such payment from any and all payments that You may be due from the Company other than any payment that constitutes deferred compensation under Section 409A of the Internal Revenue Code.

In the event that the amount due to American Express exceeds the amount payable by the Company to You, You agree to forward such additional payment to American Express within twenty (20) days of the final billing statement. You further agree to hold the Company harmless for any amounts paid by the company to American Express and to reimburse the Company for any payment to American Express that exceeds any amount or payment that may be payable to You by the company. You further agree to submit all outstanding expense reports with appropriate supporting receipts for reimbursement to my attention within twenty (20) days of your Termination Date.

Michael A. Lynch

April 9, 2012

Confidentiality and Business Protection Agreement

You acknowledge that you are bound by the Confidentiality and Business Protection Agreement effective as of September 29, 2008 (“CBP Agreement”) as amended below, that the CBP Agreement, as amended, remains in full force and effect and survives the termination of your employment with the Company, and that your compliance with the terms of the CBP Agreement, as amended, is a condition to the receipt of the Severance Benefits and other benefits under this Agreement that you are not entitled to as a matter of law.

The first sentence of Section 3 of the CBP Agreement is amended by removing “contact, solicit, recruit or employ” and replacing it with “solicit or recruit”. Also the last sentence of Section 3 of the CBP Agreement is amended to read as follows:

The “Restricted Period” means the period of Executive’s employment with the Cardinal Group and the period after Executive’s termination of employment through May 4, 2014.

Section 5 of the CBP Agreement is hereby amended to read as follows:

No Competition—Employment by Competitor. The Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, a) during the period of Executive’s employment with the Cardinal Group and after termination of Executive’s employment with the Cardinal Group through May 4, 2013, any entity or enterprise that competes with the Cardinal Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Cardinal Group (each such person described, and not excepted, as a customer, potential customer or a competitor under Section 4 or this Section 5 of this Agreement is a “Competitor”) or (b) from May 5, 2013 through May 4, 2014, AmerisourceBergen Corporation, McKesson Corporation, Owens & Minor, Inc., Medline Industries, Inc., Kimberley-Clark Corporation or any of their subsidiaries or affiliates.

Furthermore, the restricted or applicable periods for the non-recruitment of Cardinal Health employees, non-solicitation of Cardinal Health business, and non-competition provisions that are in stock option and other equity agreements between you and Cardinal Health and are similar to those in Sections 3, 4 or 5 of the CBP Agreement, as amended, (including the definition of Competitor Conduct and portions of the definition of Misconduct in the stock option and other equity agreements) begin on the Transition Date and terminate no later than May 4, 2014. In addition, non-competition provisions that are in stock option and other equity agreements between you and Cardinal Health and are similar to Section 5 of the CBP Agreement, as amended, (including the definition of Competitor Conduct in the stock option and other equity agreements) are limited to the competitors identified in Section 5 of the CBP Agreement, as amended, from May 5, 2013 through May 4, 2014. Finally, if Section 3, 4 or 5 of the CBP Agreement, as amended, conflict with any agreement between you and Cardinal Health (other than the stock option and equity agreements), then the other agreements will be construed to be no broader than the provisions of the CBP Agreement, as amended hereby. Except as modified in this paragraph, all stock option and other equity agreements between you and Cardinal Health continue in full force and effect.

Release

You hereby release Cardinal Health and all of its affiliates and related entities, predecessors, successors and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, agents, representatives, attorneys, and employees (current and

Michael A. Lynch

April 9, 2012

former) (all released individuals and entities are hereafter referred to as the “Releasees”), from any and all claims and causes of action that may exist, whether known or unknown, as of the date of your execution of this Agreement, with the exception of any unemployment compensation or workers’ compensation benefits claim You may have and any other claims that cannot be waived by law. The scope of claims being released includes all causes of action to the extent permitted by law, including, but not limited to, claims under Cardinal Health’s policies or practices; federal, state, local and common law fair employment practices or discrimination laws; laws pertaining to breach of contract or wrongful termination; claims arising under any whistleblowing, harassment, or retaliation laws; claims arising under the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq. and the New Jersey Wage Payment and Collection Law, N.J.S.A. 34:11-4.1, et seq.; claims arising under Ohio Revised Code Chapters 4111, 4112 and 4113; claims arising under the West Virginia Human Rights Act and the West Virginia Wage Payment and Collection Act; claims arising under the Minnesota Human Rights Act and the Minnesota Parental Leave Law; age discrimination claims under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act; any claim under the Uniformed Services Employment and Reemployment Rights Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits), the Family Medical Leave Act, as amended, Section 806 of the Sarbanes Oxley Act of 2002, as amended, and the Worker Adjustment and Retraining Notification Act, as amended; and any other law, regulation or decision relating to employment or termination of employment.

In addition, you agree that you will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any court or any arbitral forum. You further agree that if you do so, you shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with your suit, action, or grievance. You also waive your right to any relief sought in connection with such released claims, including any right to damages, attorneys’ fees, costs, reinstatement and all other legal or equitable relief.

You agree that you will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration or compensation for any rights or claims that have been released in this Agreement.

This release does not apply to any claims for breach of this Agreement, claims arising after your execution of this Agreement, or claims arising under the Indemnification Agreement between the Company and you, under Article 6 of the Company’s Restated Code of Regulations, as amended, relating to indemnification and insurance, or under the Company’s directors and officers insurance policies.

Written Affirmation of No Present Violation

You certify and warrant that: (a) You are not presently aware of any unreported violation of law with respect to the Company’s business or any unreported violation of Cardinal Health’s Standards of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Cardinal Health; and (c) You have not exercised any actual or apparent authority by or on behalf of Cardinal Health beyond the scope authorized that You have not specifically disclosed to Cardinal Health.

Cooperation

In consideration for the severance pay and other benefits You are receiving, You agree to reasonably cooperate with and assist Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses and all of their respective representatives and attorneys, as reasonably requested, taking into account your personal and professional

Michael A. Lynch

April 9, 2012

schedules, with respect to any matters, claims, actions, disputes, litigation or arbitrations, internal or government investigations or other dispute resolutions by being available to provide affidavits, interviews, depositions and/or testimony in regard to any matters in which You are or have been involved or with respect to which You have relevant information. Cardinal Health will reimburse you for reasonable expenses you may incur in connection with providing such cooperation. Any such reimbursement will be made as soon as reasonably practicable, but no later than thirty (30) days following your submission of valid documentation of the expense to Cardinal Health. You further agree that should you be contacted (directly or indirectly) by any person or entity regarding any matters pertaining to your former employment to Cardinal Health (other than job references, which are addressed in the Reference section above). You shall promptly notify the Cardinal Health Legal Department in writing, addressed to 7000 Cardinal Place, Dublin, Ohio 43017, fax 614.757.8919.

Nothing in this Agreement is intended to: (a) limit your ability to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation concerning facts or events that arose during the period of your employment with Cardinal Health; or (b) create any obligation on your part to inform the Company about the fact or substance of any communications You may have with any governmental authorities in connection with any pending and/or future actions.

Review of Agreement

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement with counsel of your choice. Your execution of this Agreement establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of said period.

You will have 7 days from the date that you sign this Agreement to revoke this Agreement and to change your mind, in which case this Agreement shall be ineffective and of no legal force. Such revocation must be made in writing, delivered before the end of the 7-day period, to the Cardinal Health Legal Department at 7000 Cardinal Place, Dublin, Ohio 43017, or fax 614.757.8919. If you so revoke this Agreement, it will be null and void, and there will be no obligation on the part of Cardinal Health to provide you with any of the Severance Benefits discussed in this Agreement, and you agree to promptly repay to Cardinal Health any such Severance Benefits previously paid or provided to you.

Tax Matters

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be administered in a manner consistent with this intent. All payments under this Agreement shall be treated as separate payments, and no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits, in a subsequent calendar year. Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

Full Compliance

You acknowledge and agree that Cardinal Health’s agreement to provide Severance Benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement, the CBP Agreement, as amended, and all other agreements between you and Cardinal Health.

Michael A. Lynch

April 9, 2012

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by Cardinal Health and its successors and assigns.

Severability

You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

You agree that all questions concerning the intention, validity or meaning of this Severance Agreement and Release shall be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts in Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Severance Agreement and Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

By signing below, you agree to and accept all of the terms in this Agreement. To accept this Agreement, you must return the signed Agreement to me by the expiration of the 21st day following your receipt of this Agreement; otherwise, I will assume that you reject this offer and it will no longer be available to you.

Sincerely,

CARDINAL HEALTH, INC.

By:	/s/ Carole Watkins
Carole Watkins
Chief Human Resources Officer

Agreed to:

/s/ Mike Lynch 4/9/2012
Michael A. Lynch Date

ATTACHMENT

NOT FOR EXECUTION

SAMPLE RELEASE AGREEMENT

Subject: Confidential Additional Release Agreement

You signed a Severance Agreement and Release dated                             (which You signed                             )(hereinafter “Original Release Agreement”). As set out in the Original Release Agreement, You agreed that your timely execution without revocation or modification of an additional release following the termination of your employment with Cardinal Health would be a condition of your eligibility to receive the Severance Benefits described in that Original Release Agreement. This Agreement will act as the additional release referred to in the Original Release Agreement.

You agree the Severance Benefits set out in the Original Agreement are valid consideration for both the Original Release Agreement and this Agreement.

Release

You hereby release Cardinal Health and all of its affiliates and related entities, predecessors, successors and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, agents, representatives, attorneys, and employees (current and former) (all released individuals and entities are hereafter referred to as the “Releasees”), from any and all claims and causes of action that may exist, whether known or unknown, as of the date of your execution of this Agreement, with the exception of any unemployment compensation or workers’ compensation benefits claim You may have and any other claims that cannot be waived by law. The scope of claims being released includes all causes of action to the extent permitted by law, including, but not limited to, claims under Cardinal Health’s policies or practices; federal, state, local and common law fair employment practices or discrimination laws; laws pertaining to breach of contract or wrongful termination; claims arising under any whistleblowing, harassment, or retaliation laws; claims arising under the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq. and the New Jersey Wage Payment and Collection Law, N.J.S.A. 34:11-4.1, et seq.; claims arising under Ohio Revised Code Chapters 4111, 4112 and 4113; claims arising under the West Virginia Human Rights Act and the West Virginia Wage Payment and Collection Act; claims arising under the Minnesota Human Rights Act and the Minnesota Parental Leave Law; age discrimination claims under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act; any claim under the Uniformed Services Employment and Reemployment Rights Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits), the Family Medical Leave Act, as amended, Section 806 of the Sarbanes Oxley Act of 2002, as amended, and the Worker Adjustment and Retraining Notification Act, as amended; and any other law, regulation or decision relating to employment or termination of employment.

In addition, you agree that you will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any court or any arbitral forum. You further agree that if you do so, you shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with your suit, action, or grievance. You also waive your right to any relief sought in connection with such released claims, including any right to damages, attorneys’ fees, costs, reinstatement and all other legal or equitable relief.

You agree that you will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration or compensation for any rights or claims that have been released in this Agreement.

This release does not apply to any claims for breach of the Original Release Agreement or this Agreement, claims arising after your execution of this Agreement, or claims arising under the Indemnification Agreement between the Company and you, under Article 6 of the Company’s Restated Code of Regulations, as amended, relating to indemnification and insurance, or under the Company’s directors and officers insurance policies.

Written Affirmation of No Present Violation

You certify and warrant that: (a) You are not presently aware of any unreported violation of law with respect to the Company’s business or any unreported violation of Cardinal Health’s Standards of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Cardinal Health; (c) upon receiving the payments outlined in this Agreement of $            , You will have received all medical and other leave time and pay to which You are entitled; and (d) You have not exercised any actual or apparent authority by or on behalf of Cardinal Health beyond the scope authorized that You have not specifically disclosed to Cardinal Health.

Review of Agreement

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement with counsel of your choice. Your execution of this Agreement establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of said period.

You will have 7 days from the date that you sign this Agreement to revoke the Agreement and to change your mind, in which case this Agreement shall be ineffective and of no legal force. Such revocation must be made in writing, delivered before the end of the 7-day period, to the Cardinal Health Legal Department at 7000 Cardinal Place, Dublin, Ohio 43017, or fax 614.757.8919. If you so revoke the Agreement, it will be null and void, and there will be no obligation on the part of Cardinal Health to provide you with any of the Severance Benefits discussed in this Agreement, and you agree to promptly repay to Cardinal Health any such Severance Benefits previously paid or provided to you.

Full Compliance

You acknowledge and agree that Cardinal Health’s agreement to provide Severance Benefits under the Original Release Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and all other agreements between You and Cardinal Health.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement, and this Agreement will accrue to the benefit of and may be enforced by Cardinal Health and its successors and assigns.

Severability

You agree that the validity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of any remaining provisions.

Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

You agree that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts in Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement, and hereby irrevocably consent to such designation, jurisdiction and venue.

By signing below, You agree to and accept all of the terms in this Agreement. To accept this Agreement, You must return the signed Agreement to Carole Watkins by the expiration of the 21st day following your receipt of this Agreement; otherwise, Cardinal Health will assume that You reject this Agreement.

Sincerely,

CARDINAL HEALTH, INC.

Agreed to:

Name Date